Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140007, 333-167656 and 333-184322 on Form S-8 and Registration Statement No. 333-180849 on Form S-3 of our report dated February 21, 2013 (February 24, 2014, as to the effect of the prior period correction discussed in Note 2), relating to the consolidated statement of operations, stockholders’ equity, and cash flows and the financial statement schedule of Guidance Software, Inc. and subsidiaries for the year ended December 31, 2012, appearing in this Annual Report on Form 10-K of Guidance Software, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 24, 2015